EXHIBIT 99.1
News Release

Contact:	Mark Pape Chief Financial Officer Affirmative Insurance Holdings, Inc. (972) 728-6481
AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND
FULL YEAR RESULTS FOR 2005
ADDISON, Texas (April 11, 2006) — Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced financial results for the quarter and year ended December 31, 2005.
Key Financial Results for Fourth Quarter and Year Ended December 31, 2005

	Three months ended December 31,			Twelve months ended December 31,
	2005	2004	% Change	2005	2004	% Change
		Restated			Restated
	(dollars in millions, except per share data)
Gross premiums written	$67.3	$63.2	6.6%	$321.2	$281.7	14.0%
Net premiums written	$65.9	$56.7	16.3%	$315.5	$215.3	46.6%
Net premiums earned	$74.9	$53.1	41.1%	$297.8	$194.3	53.2%
Total revenues	$92.1	$83.7	10.0%	$381.5	$323.3	18.0%
Net income	$(1.1)	$5.7	-119.0%	$18.3	$24.4	-25.1%
Net income per common share — diluted	$(0.07)	$0.33	-121.2%	$1.14	$1.72	-33.7%
Full Year Financial Results
For the twelve months ended December 31, 2005, net income was $18.3 million or $1.14 per diluted share, compared to net income of $24.4 million or $1.72 net income per diluted share for the twelve months ended December 31, 2004. There were certain one time charges in the fourth quarter of 2005 related to the change in senior management, as discussed below, that reduced pre-tax income by approximately $7.2 million.
The weighted average diluted shares outstanding for 2005 were 16.0 million as compared to 14.2 million for 2004. In July 2004, we completed an initial public offering of 5.1 million shares and, in June 2005, acquired 2.0 million shares of treasury stock.
Consolidated revenues for the fiscal year ended December 31, 2005, were $381.5 million as compared to restated revenues of $323.3 million for the fiscal year ended December 31, 2004, an increase of 18.0%. The increase was primarily due to our increased retention of gross premiums written as a result of the increased surplus in our insurance companies. Gross premiums written increased by 14.0% to $321.2 million, while net premiums written increased 46.6% to $315.5 million. The increase was due to our retention of 98.2% of gross premiums written in 2005 as compared to only 76.4% in 2004.

For the year ended December 31, 2005, our consolidated financial statements reflect $79.6 million in commission income and fees, as compared to $126.7 million in the year ended December 31, 2004. This 37.2% decrease on a reported consolidated basis was directly related to our significantly increased retention of business written and assumed by our insurance companies. In our agencies, we earn commission income and fees that are based on written premiums. In consolidation, we eliminate the agencies’ commission income and fees earned on business that our insurance companies retain. Therefore, when we retain a higher percentage of our written premiums, as we did in 2005 as compared to 2004, we eliminate a greater portion of the agencies’ commission income and fees, thereby reducing our reported consolidated commission income and fees. Our net premiums earned increase to reflect the revenue on the greater proportion of the business retained by us.
Fourth Quarter Financial Results
In the fourth quarter of 2005, we had a net loss of $1.1 million or $0.07 loss per diluted share, as compared to the net income of $5.7 million or $0.33 income per diluted share for the same period in 2004. The loss was due to one-time charges in the fourth quarter described below in detail, including expenses incurred related to separation agreements with former executives, losses incurred from the sale of securities to better position our investment portfolio and expenses incurred for the cost of litigation brought by us against a third party.
Weighted average diluted shares outstanding for the fourth quarter were 15.3 million compared to 17.1 million for the year-ago period, largely as a result of our acquisition of 2.0 million shares of treasury stock in June 2005.
Revenues for the three months ended December 31, 2005 were $92.1 million, an increase of $8.4 million or 10.0% compared to restated revenues of $83.7 million for the three months ended December 31, 2004. The increase was primarily due to our increased retention of gross premiums written as a result of the increased surplus in our insurance companies. While gross premiums written increased by 6.6% to $67.3 million, net premiums written increased 16.3% to $65.9 million due to our increased retention percentage.
Overview of Fourth Quarter Events Affecting Financial Results
The fourth quarter of 2005 was a period of significant change for us. In early November, the board of directors was reconstituted to reflect the majority ownership position of New Affirmative LLC. This ownership position included the shares formerly owned by Vesta Insurance Group, Inc. that were acquired by New Affirmative during the summer of 2005. Shortly thereafter, we entered into separation agreements with the former CEO and with the former CFO in connection with their resignations. The agreed upon payments for severance and non-competition provisions provided by these two agreements, along with a similar agreement with a former junior manager, resulted in an increase in the fourth quarter expenses of $2.8 million, including $2.7 million in employee compensation and $122,000 in amortization of the non-competition value. Moreover we incurred additional expenses of approximately $0.3 million in the fourth quarter related to replacing the former executives.
The newly constituted board of directors created an investment committee in December 2005. The investment committee determined that our investment portfolio should be repositioned into shorter term maturity investments and identified the securities to be liquidated as part of the repositioning, which resulted in a loss of $1.7 million in the fourth quarter. After December 31, 2005, the identified securities were liquidated, resulting in an additional loss of $0.4 million that will be recorded in the first quarter of 2006.
In December 2005, we evaluated the status of an on-going software development project that was significantly behind schedule and over budget. Our evaluation resulted in legal action against the software vendor for failing to meet the terms of the development and license agreement and breaching the contract, among other things. We have initiated litigation against the vendor and are seeking relief to the full extent possible but we determined that approximately $2.4 million, representing all of the costs capitalized on this project, should be expensed in the fourth quarter of 2005.

Restatement
We have restated our previously issued financial statements to correct consolidating elimination entries made in prior periods that were not in conformity with generally accepted accounting principles, to correct the allocation of premium revenue among the first three quarters of 2005 and to record a receivable from Vesta on the December 31, 2003 and 2004 balance sheets. In aggregate, the restatement had no effect on net income or shareholders’ equity for the annual periods restated. The erroneous elimination entries had no effect on reported net income, earnings per share, invested assets or stockholders’ equity, but did have the effect of materially understating gross revenues and expenses and misstating certain assets and liabilities. The misallocation of premium revenue among the first three quarters of 2005 had no effect of year-end 2005 revenues or income. The audited consolidated financial statements as of December 31, 2003 and 2004 and for the year ended December 31, 2004 and the previously issued unaudited interim consolidated financial statements as of and for the quarters and year to date periods ended March 31, 2005, June 30, 2005, and September 30, 2005 have been restated. All financial information in this announcement gives effect to the restatement.
Internal Control over Financial Reporting
On March 16, 2006, we filed a Form 12b-25 requesting an additional 15 days to complete the filing of our Annual Report on Form 10-K to allow time for us to finalize our review of certain accounting matters relating to financial statement presentation as well as our assessment related to the internal control over financial reporting as of December 31, 2005. We are required by the Sarbanes-Oxley Act of 2002 to provide, for the first time, management’s assessment of our internal control over financial reporting as of December 31, 2005, in the 2005 Form 10-K. On March 16, 2006, we disclosed that management had determined that, as a result of several material weaknesses, our internal control over financial reporting was not effective as of December 31, 2005.
A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The existence of one or more material weaknesses as of December 31, 2005, precludes a conclusion by management that our internal control over financial reporting was effective as of that date.
Management has concluded that the control deficiency that resulted in the restatement of the previously filed 2004 annual and 2005 quarterly financial statements is a material weakness. Specifically, management did not maintain effective controls over the elimination of intercompany transactions.
Moreover, we also disclosed on March 16, 2006, that in the course of our assessment of internal control over financial reporting we had identified some reconciling items were not adequately resolved during 2005 including approximately $10 million in premiums and fees receivable. Those reconciling items have now been satisfactorily resolved. However, this control deficiency resulted in the restatement of the 2003 and 2004 year end balance sheets to record a $7.2 million receivable from Vesta. Our failure to resolve all reconciling items on a timely basis in 2005 represents a material weakness in internal control over financial reporting as we did not maintain effective controls over the accuracy and completeness of the reconciliation of certain balance sheet accounts.
We have also determined that we did not maintain effective controls over access to, and changes in, our information technology systems’ operational and financial applications data. Our information technology systems are dispersed with many diverse information technology applications throughout the organization’s decentralized structure. Although these control deficiencies did not result in any adjustments to the 2005 annual or interim consolidated financial statements, we have determined that they represent a material weakness in internal control over financial reporting.
All of the above material weaknesses have been, or are being, addressed by management and are in various stages of remediation as disclosed in more detail in our Form 10-K.

Comment about Trade Ratio Calculations
In the past, we have employed trade ratio calculations (loss ratio, expense ratio, and combined ratio) that are different from those used by other companies engaged in the private passenger automobile insurance business. We have historically calculated our ratios based on our insurance segment results with fee income included in the divisor. The more widely used industry calculation is based on consolidated results and includes all other sources of income as a reduction in the dividend, with the divisor consisting of earned premium only. Our methodology has caused our loss ratio to appear lower and expense ratio to appear higher than would have been the case had we employed the more widely used method of calculation. Beginning with the current quarter’s earnings release and the Annual Report on Form 10-K, our trade ratios are computed on the more widely used methodology using our consolidated financial results. We believe that utilizing the more widely used methodology will make it easier for investors to compare our performance with other industry participants.
For the year ended December 31, 2005, our loss and loss adjustment expense ratio was 64.2% as compared to 66.4% in the prior year. This improvement reflects decreases in our overall loss and loss adjustment expense ratio for both our owned and non-owned programs due to favorable loss ratio development in the current period.
For the year ended December 31, 2005, our expense ratio was 26.3% as compared to 13.2% in the prior year. This increase in our expense ratio reflects the effect of the widely used industry calculation method that offsets our expenses with our other sources of revenue in the dividend, with the divisor consisting of only net premiums earned. As described above, the other sources of revenue (commission income and fees) included in our consolidated financial statements decreased to $79.6 million in 2005 from $126.7 million in 2004 as a result of the elimination entries related to our increased retention of business produced.
Guidance
We have decided to suspend the practice of providing forward-looking guidance.
Supplemental Information
To provide a more complete understanding of our financial results, supplemental financial data will be posted on the investor relations portion of our Web site, www.affirmativeholdings.com.
Conference call
We will conduct a conference call to discuss 2005 fourth quarter and year-end financial results starting at 4:00 p.m. Eastern time, 3:00 p.m. Central time on April 13, 2006. Following a brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-866-770-7051 and use pass code 33869543. The international dial-in number is 617-213-8064.
A real-time audio webcast of the conference call can be accessed by visiting our Web site at http://www.affirmativeholdings.com . Click on the “investor relations” link where an audio link is provided. Individuals accessing the audio webcast will be “listen only” and will not have the ability to take part in the Q&A session.
A replay of the call will be made available approximately one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.affirmativeholdings.com by clicking on the webcast link. The webcast replay will be available for 30 days from the date of the call. A phone replay will be available through April 27, 2006 and may be accessed by dialing 1-888-286-8010 (international dial 1-617-801-6888), pass code 82425872.

Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations — Unaudited
(dollars in thousands, except per share data)

	Three months ended December 31,
	2005	2004	% Change
	Restated
Revenues
Net premiums earned	$74,878	$53,065	41.1%
Commission income and fees	17,192	29,666	-42.0%
Net investment income	1,673	938	78.4%
Realized gains (losses)	(1,676)	1	NM

Total revenues	92,067	83,670	10.0%

Expenses
Losses and loss adjustment expenses	48,074	33,644	42.9%
Selling, general and administrative expenses	43,886	38,873	12.9%
Depreciation and amortization	1,273	1,207	5.5%
Interest expense	1,016	62	NM

Total expenses	94,249	73,786	27.7%

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	(2,182)	9,884	-122.1%
Income tax expense	(1,194)	3,651	-132.7%
Minority interest, net of income taxes	96	223	-57.0%
Equity interest in unconsolidated subsidiaries, net of income taxes	—	317	NM

Net income (loss)	$(1,084)	$5,693	-119.0%

Net income (loss) per common share — Basic	$(0.07)	$0.34	-120.6%

Net income (loss) per common share — Diluted	$(0.07)	$0.33	-121.2%

Weighted average shares outstanding — Basic	15,167,658	16,836,663	-9.9%
Weighted average shares outstanding — Diluted	15,288,847	17,130,371	-10.8%
Operational Information
Gross premiums written	$67,329	$63,188	6.6%
Net premiums written	$65,922	$56,676	16.3%
Percentage retained	97.9%	89.7%
Loss Ratio	64.2%	63.4%
Expense Ratio	37.4%	19.6%

Combined Ratio	101.6%	83.0%

Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Twelve months ended December 31,
	2005	2004	% Change
	Restated
Revenues
Net premiums earned	$297,799	$194,341	53.2%
Commission income and fees	79,615	126,679	-37.2%
Net investment income	5,730	2,327	146.2%
Realized gains (losses)	(1,665)	(8)	NM

Total revenues	381,479	323,339	18.0%

Expenses
Losses and loss adjustment expenses	191,208	128,969	48.3%
Selling, general and administrative expenses	153,805	148,095	3.9%
Depreciation and amortization	4,207	4,218	-0.3%
Interest expense	3,515	588	497.8%

Total expenses	352,735	281,870	25.1%

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	28,744	41,469	-30.7%
Income tax expense	9,767	15,319	-36.2%
Minority interest, net of income taxes	672	804	-16.4%
Equity interest in unconsolidated subsidiaries, net of income taxes	—	913	NM

Net income	$18,305	$24,433	-25.1%

Net income per common share — basic	$1.16	$1.74	-33.4%

Net income per common share — diluted	$1.14	$1.72	-33.7%

Weighted average shares outstanding — basic	15,774,387	14,018,530	12.5%
Weighted average shares outstanding — diluted	15,993,073	14,213,682	12.5%
Operational Information
Gross premiums written	$321,204	$281,725	14.0%
Net premiums written	$315,498	$215,256	46.6%
Percentage retained	98.2%	76.4%
Loss Ratio	64.2%	66.4%
Expense Ratio	26.3%	13.2%

Combined Ratio	90.5%	79.6%

Affirmative Insurance Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	December 31,	December 31,
Assets	2005	2004
Fixed maturities — available for sale	$210,273	$157,666
Short-term investments	477	1,995

Total invested assets	210,750	159,661
Cash and cash equivalents	48,037	24,096
Fiduciary and restricted cash	29,689	16,267
Premiums and fees receivable	81,680	104,361
Commissions receivable	2,144	8,429
Receivable from reinsurers	28,137	75,403
Deferred acquisition costs	24,453	19,118
Deferred tax asset, net	14,866	6,637
Goodwill and other intangible assets, net	80,616	85,791
Other assets	23,753	21,859

Total assets	$544,125	$521,622

Liabilities and Stockholders’ Equity
Liabilities
Reserves for losses and loss adjustment expenses	126,940	93,030
Unearned premium	97,344	90,695
Amounts due reinsurers	8,715	42,093
Deferred revenue	27,101	24,478
Notes payable	56,702	30,928
Other liabilities	27,361	35,092

Total liabilities	344,163	316,316

Stockholders’ equity
Common stock	175	168
Additional paid-in capital	158,904	151,752
Treasury stock, at cost	(28,746)	—
Accumulated other comprehensive income (loss)	(529)	251
Retained earnings	70,158	53,135

Total stockholders’ equity	199,962	205,306

Total liabilities and stockholders’ equity	$544,125	$521,622

Notes payable as % of capitalization	22.1%	13.1%
Actual shares outstanding	15,432,557	16,838,519
Book value per share	$12.96	$12.19
Tangible book value per share	$7.73	$7.10

Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as future results of our business, financial condition, liquidity, results of operations, plans, and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of our business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; and availability of qualified personnel.
About Affirmative Insurance Holdings, Inc.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc. is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. We currently offer products and services in 13 states, including Texas, Illinois, California and Florida.
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